UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 3, 2009

LIBERTY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard, Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Liberty Global, Inc. indirectly owns 100% of UPC Broadband Holding B.V. (UPC Broadband Holding).  UPC Broadband Holding and the existing Facility M lenders under UPC Broadband Holding’s senior secured bank facility (as amended, the UPC Broadband Holding Bank Facility) have agreed in principle to the terms under which €1,235,809,982 ($1,776,096,045 at the June 2, 2009 exchange rate) of the existing Facility M commitments will be rolled into a new Facility U, a non-redrawable term loan facility denominated in euros.  The Facility M lenders that have agreed to roll their commitments (the Rolling Lenders) will novate their existing Facility M commitments to Liberty Global Europe B.V. (LG Europe), a direct subsidiary of UPC Broadband Holding, and will enter into the new Facility U.  LG Europe is the initial lender under Facility U and has entered into an Additional Facility U Accession Agreement dated June 3, 2009.  LG Europe will novate its Facility U commitments to the Rolling Lenders.  The final maturity date for Facility U will be the earlier of (i) December 31, 2017 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due in 2014 are currently scheduled to fall due, if, on such date, such notes are outstanding in an aggregate amount of €250.0 million ($357.3 million at the June 2, 2009 exchange rate) or more.  Facility U will bear interest at a rate of EURIBOR plus 4.0%.  The completion of the above transactions is subject to the execution of the applicable novation certificates by the relevant parties.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Name
4.1

Additional Facility U Accession Agreement, dated June 3, 2009, among UPC Financing Partnership, as Borrower, UPC Broadband Holding B.V., Toronto Dominion (Texas) LLC as Facility Agent and TD Bank Europe Limited as Security Agent, and LG Europe as the initial Additional Facility U Lender, under the UPC Broadband Holding Bank Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2009

LIBERTY GLOBAL, INC.

By:	/s/ Randy L. Lazzell
Name:	Randy L. Lazzell
Title:	Vice President

Exhibit Index

Exhibit No.	Name
4.1

Additional Facility U Accession Agreement, dated June 3, 2009, among UPC Financing Partnership, as Borrower, UPC Broadband Holding B.V., Toronto Dominion (Texas) LLC as Facility Agent and TD Bank Europe Limited as Security Agent, and LG Europe as the initial Additional Facility U Lender, under the UPC Broadband Holding Bank Facility.